As filed with the Securities and Exchange Commission on May 3, 2005
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  BLUEFLY, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                             13-3612110
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
   incorporation or organization)

       42 West 39th Street
        New York, New York
   (Address of Principal Executive                      10018
            Offices)                                  (Zip Code)

                     BLUEFLY, INC. 2005 STOCK INCENTIVE PLAN
                            (Full title of the plans)

                                                     with a copy to:

          MELISSA PAYNER-GREGOR                 JONATHAN P. FREEDMAN, ESQ.
  Chief Executive Officer and President     Vice President and General Counsel
              Bluefly, Inc.                            Bluefly, Inc.
           42 West 39th Street                      42 West 39th Street
         New York, New York 10018                New York, New York 10018
              (212) 944-8000                          (212) 944-8000

(Name, address and telephone number, including area code, of agents for service)

CALCULATION OF REGISTRATION FEE


                                                       Proposed maximum     Proposed maximum         Amount of
     Title of Securities              Amount            offering price     aggregate offering      registration
      to be registered         to be registered (1)      per share (3)          price (3)             fee (3)
----------------------------   ---------------------   ----------------    ------------------   ----------------
Common Stock, par value $.01   12,886,473 shares (2)   $           1.32    $       17,010,144   $       2,002.10
         per share
============================   =====================   ================    ==================   ================

(1) Pursuant to Rule 416, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The number of shares issuable under the Bluefly, Inc. 2005 Stock Incentive Plan (the "New Plan") is equal to the number of shares that would otherwise be available for issuance under the Bluefly, Inc. 1997 Stock Option Plan and the Bluefly, Inc. 2000 Stock Option Plan (collectively, the "Old Plans"). The 12,886,473 shares registered herein include: (a) 4,437,239 shares that are currently available for issuance under the New Plan; and (b) 8,449,234 shares that are currently subject to stock options granted under the Old Plans, but could become available for issuance under the New Plan in the event that the stock options granted under the Old Plan expire without being exercised.

(3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the "Act"), solely for the purpose of calculation of the registration fee. The fee was based on the fact that options for 716,500 shares have been granted at a weighted average exercise price of $1.28 and the remaining 12,169,973 shares are based on the average of the high and low price for shares of common stock, par value $.01 per share, of the Registrant on the Nasdaq SmallCap Market on April 26, 2005 ($1.32).

EXPLANATORY NOTES

        We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Act, to register shares of our common stock, par value $.01 per share ("Common Stock"), issued or issuable pursuant to our 2005 Stock Incentive Plan (the "Plan").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, which have been filed by Bluefly, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

        (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 3, 2005;

        (b) The Registrant's Current Report on Form 8-K, regarding changes to the composition of its Board of Directors, filed with the Commission on February 22, 2005;

        (c) The Registrant's Current Report on Form 8-K, regarding the extension of its credit facility and its convertible notes, filed with the Commission on February 23, 2005;

        (d) The Registrant's Current Report on Form 8-K, regarding the execution of an agreement between the Registrant and Level 3 Communications, LLC, filed with the Commission on March 4, 2005.

        (e) The Registrants Current Report on Form 8-K, regarding the execution of an agreement between the Registrant and NewRoads, Inc., filed with the Commission on March 23, 2005.

        (f) The Registrant's Definitive Proxy Statement for the Annual Meeting of Stockholders held on April 29, 2005, filed with the Commission on March 25, 2005.

        (g) The Registrants Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 3, 2005.

        (d) The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on April 22, 1997.

        In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

        The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation (the "Charter") and By-Laws (the "By-laws") of the Registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

        The Charter provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of such person's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefits.

        The Charter and By-laws also provide that, to the extent not prohibited by law, the Registrant shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant, or, at the request of the Registrant, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, against any judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges).

        Additionally, the Charter and By-laws provide that the Registrant shall reimburse or advance to any director or officer entitled to indemnification the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding and that such any such advancement shall, if required by the DGCL, by paid by the Registrant only upon receipt by the Registrant of an undertaking, by or on behalf of such director or officer to repay any amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

        The Charter and By-laws authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of any other entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under applicable provisions of the Restated Certificate of Incorporation, the by-laws of the Registrant or under Section 145 of the DGCL or any other provision of law.

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

    The following exhibits are filed as part of this Registration Statement:

Exhibit Number.     Description.
---------------     ------------------------------------------------------------
4.1                 Bluefly, Inc. 2005 Stock Incentive Plan (incorporated by
                    reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 3, 2005).

5.1                 Opinion of Dechert LLP.

23.1                Consent of PricewaterhouseCoopers LLP

23.2                Consent of Dechert LLP (contained in Exhibit 5.1).

Item 9.  Undertakings.

   The undersigned hereby undertakes:

        (1) to file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

                (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material ahcnage to such information in the registration statement;

        (2) that, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4) for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 3rd day of May, 2005.

                                          BLUEFLY, INC.

                                          By: /s/ Melissa Payner-Gregor
                                              ----------------------------------
                                              Melissa Payner-Gregor
                                              Chief Executive Officer, President
                                              and Director

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Melissa Payner-Gregor and Patrick C. Barry and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                            Titles                          Date
-------------------------------     ----------------------------------------    -------------
/s/ Melissa Payner-Gregor           President, Chief Executive Officer and      May 3, 2005
-------------------------------      Director (Principal Executive Officer)
Melissa Payner-Gregor

/s/ Patrick C. Barry                Chief Operating Officer                     May 3, 2005
-------------------------------      and Chief Financial Officer (Principal
Patrick C. Barry                     Financial & Accounting Officer)

/s/ Alan Kane                       Chairman of the Board                       May 3, 2005
-------------------------------
Alan Kane

/s/ Barry Erdos                     Director                                    May 3, 2005
-------------------------------
Barry Erdos

/s/ Chris McCann                    Director                                    May 3, 2005
-------------------------------
Chris McCann

/s/ Martin Miller                   Director                                    May 3, 2005
-------------------------------
Martin Miller

/s/ Neal Moszkowski                 Director                                    May 3, 2005
------------------------------
Neal Moszkowski

/s/ David Wassong                   Director                                    May 3, 2005
------------------------------
David Wassong

                                  EXHIBIT INDEX

Exhibit Number      Description
----------------    ------------------------------------------------------------
4.1                 Bluefly, Inc. 2005 Stock Incentive Plan (incorporated by
                    reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 3, 2005).

5.1                 Opinion of Dechert LLP.

23.1                Consent of PricewaterhouseCoopers LLP

23.2                Consent of Dechert LLP (contained in Exhibit 5.1).